UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2016

EPIRUS BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51171	04-3514457
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

699 Boylston Street

Eighth Floor

Boston, MA 02116

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (617) 600-3497

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On May 9, 2016, EPIRUS Biopharmaceuticals, Inc. (“EPIRUS” or the “Company”) announced the reprioritization of the Company’s pipeline to focus exclusively on developing biosimilars for the treatment of rare diseases. This will involve, among other things, reallocating the Company’s resources to focus on the development of BOW080 (eculizumab; reference biologic Soliris®) for the potential treatment of ultra-rare blood disorders and BOW070 (tocilizumab; reference biologic Actemra®) for the potential treatment of an uncommon lymphoproliferative disorder known as Castleman’s disease.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 9, 2016, in connection with the matters described above, the Company announced staff reductions of up to approximately 40% of the Company’s workforce, as a result of the suspension of work on its lead program, BOW015 (infliximab, reference biologic Remicade®). The Company is engaged in a strategic review of its options, including with respect to the BOW015 program, which may include partnerships, divestitures and/or other value-generating alternatives. The Company’s new focus on biosimilars that treat rare diseases necessitates a restructuring of the Company’s operations and a corresponding reduction in workforce, to align its resources more closely with its corporate objectives. The Company notified approximately 20% of its employees that they are affected by the initial stage of this reduction in force on May 9, 2016, and intends to complete the workforce reduction by the end of the second quarter of 2016. The Company’s decision to suspend its BOW015 program is based on cost-savings, not technical reasons, and the program remains ready to commence its planned global Phase 3 clinical study.

The Company intends to provide contingent and deferred severance payments to all employees whose employment is being terminated as part of the workforce reduction. In the case of affected members of the Company’s management team, the amount of such severance payments would be made pursuant to the terms of the Company’s Severance Plan, and for all other affected employees, such payments would be equal to three (3) months’ salary and COBRA benefits. All of the foregoing severance payments will, however, be deferred pending the Company’s ability to complete its next material equity capital financing in the near term, as to which the Company can make no assurance.

EPIRUS estimates the staff reductions and related operational changes will result in savings of approximately $72 million in operating expenses, with estimated one-time severance and other cash charges related to the workforce reduction and the suspension of work on the BOW015 program of approximately $3 million, expected to be recorded in the second quarter of 2016. Following the staff reductions and related operational changes described in this Form 8-K, the Company expects to have sufficient cash resources to continue its operations through the second quarter of 2016.

EPIRUS does not anticipate that there will be any further material future cash expenditures associated with the workforce reduction. The estimated savings and costs noted above are subject to a number of assumptions. Actual results and experience may differ materially as a result of various important factors, including the risks and uncertainties described under the heading “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K, which are incorporated by reference herein. EPIRUS may incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the workforce reduction and changes to operations.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(b) Effective as of May 6, 2016, Mr. Amit Munshi, the Company’s President and Chief Executive Officer and a member of its Board of Directors (the “Board”) has resigned from each of those positions.

(c) On May 6, 2016, the Board appointed Scott Rocklage, Ph.D., a current member of the Board, as the Company’s acting Chief Executive Officer. Dr. Rocklage will not be separately compensated for serving in this capacity. Biographical information about Dr. Rocklage can be found in the Company’s Annual Report on Form 10-K, as amended, filed on April 29, 2016 (the “Annual Report”) under the section entitled “Directors — Director Biographies,” which biographical information is incorporated by reference into this Item 5.02. Information about his compensation as a non-employee director can be found in the Annual Report under the section entitled “Directors — Director Compensation,” which information is incorporated by reference into this Item 5.02.

On May 6, 2016, the Board appointed Michael Wyand, DVM, Ph.D., as the Company’s President and Chief Operating Officer. Dr. Wyand’s compensation shall remain as previously disclosed in the Annual Report under the section entitled “Executive Compensation,” which information is incorporated by reference into this Item 5.02.  Biographical information about Dr. Wyand can be found in the Annual Report under the section entitled “Executive Officers,” which biographical information is incorporated by reference into this Item 5.02.

For information about certain relationships we have with Drs. Rocklage and Wyand, see the section entitled “Certain Relationships and Related Party Transactions —Transactions with our Directors, Executive Officers, Key Employees and Significant Stockholders” of the Annual Report, which disclosure is incorporated by reference into this Item 5.02.

Item 8.01 Other Events.

On May 9, 2016, EPIRUS issued a press release announcing certain of the matters described in this Current Report on Form 8-K, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release of EPIRUS Biopharmaceuticals, Inc. dated May 9, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2016	EPIRUS BIOPHARMACEUTICALS, INC.

	By:	/s/ Scott Rocklage
	Name:	Scott Rocklage
	Title:	Acting Chief Executive Officer

Exhibit Number	Description

99.1	Press release of EPIRUS Biopharmaceuticals, Inc. dated May 9, 2016